SECURITY EQUITY FUND
FILE NO. 811-1136
CIK NO. 0000088525

EXHIBIT 77D:  Policies with respect to security investments

Other  business to come before the meeting was a  discussion  with regard to the
Large Cap Growth  Series of Security  Equity Fund and SBL Fund,  Series G (Large
Cap Growth) and consideration of a change in the funds' investment policies.  It was  noted  that  the  benchmark  for the  funds  was  heavily  weighted  toward pharmaceuticals and approval was requested to concentrate the funds' investments in a particular  industry to better be able to track the funds' benchmark index.
Upon motion duly made by Dr.  Morris,  seconded by Mr.  Chubb,  and  unanimously carried,  the Board of Directors of Security  Equity Fund and SBL Fund  approved the  change in  investment  policy of the Large Cap  Growth  Series of  Security
Equity  Fund and SBL  Fund,  Series  G,  respectively,  to  permit  each fund to concentrate its investments in a particular industry. The directors directed the
officers  of  the  funds  to  change  each  fund's  registration   statement  as
appropriate to reflect the change in investment policy.